EXHIBIT 16.1

May 10, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 10, 2005, of Journal Register Company and are in agreement with the statements contained in the first through fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

MetroPark, New Jersey